Free Writing Filed pursuant Registration 9 July 11, 2011

BARCLAYS CAPITAL

Pure Beta Indices

July 2011

Table of Contents

1. Executive Summary 3 \

2. Introduction odity to Index Comm Investing

3. Pure Beta Introduction 9

4. Pure Beta Methodology 12

5. Pure Beta Applications

6. Appendices 21

7. Certain Risk Considerations

8. Disclaimers 32

Executive Summary

- **The Barclays Capital Pure Beta Indices (“Pure Beta”)** are part of Barclays Capital’s Enhanced Beta family
- Traditional commodity indices have shortcomings, which include:
  - Negative roll yield for commodities in contango
  - Market moves due to transparency of index rules
  - Failure to reflect commodity fundamentals
- **Pure Beta** is a rules-based, passively managed, commodity selection methodology that attempts to mitigate some of the above shortcomings of traditional commodity indices by seeking to provide investors with a more representative measure for commodity market returns by potentially investing in a deferred month futures contract

Strategies or investments of the type described herein may involve a high degree of risk and the value of such strategies or investments may be highly volatile. Such risks include, without limitation, risk of adverse or unanticipated market developments, risk of counterparty or issuer default, risk of adverse events involving any underlying reference obligation or entity and risk of illiquidity. In certain transactions, investors may lose their investment or incur unlimited loss. This brief statement does not disclose all risks and other significant aspects in connection with transactions of the type described herein. Prior to transacting, investors should ensure that they fully understand (either on their own or through the use of independent expert advisors) the terms of the transaction and any legal, tax or accounting considerations applicable to them.

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3

Introduction to

4

Spectrum from Beta to Alpha in Commodity Indices

The commodity index world has evolved from traditional commodity indices (standard beta) to deferred commodity indices (enhanced beta) to long-short alpha (or outperformance) strategies

Category	**Standard Beta** ***Long Only***	**Dynamic Enhanced Beta** ***Long Only***	**Portfolio Allocation Strategies** ***Long Only or Long / Short***	**Alpha Generation** ***Long / Short***
Products	Barclays Capital Commodity Index (BCI) S&P GSCI® DJ-UBSCI℠ RICI®	**Pure Beta** Multistrategy	Voyager Backwardation	ComBATS
Objective*	Portfolio Diversification Inflation Hedge	Outperform Standard Beta Use of Optimization Techniques (e.g. modified roll mechanism or weightings)	Value Investing Through Observable Market Characteristics Manage Drawdown Risk Reduce Volatility	Isolate Term Structure Alpha Market Neutral Low Volatility

Beta → **Alpha**

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**Objectives may not be achieved. An investment in products linked to commodity indices is subject to certain risks. See "Certain Risk Considerations".*

5

Traditional Commodity Index Construction

- Traditional commodity indices typically track the return performance of nearby commodity futures contracts (e.g., "BCI", "S&P GSCI ®" and "DJ-UBSCI℠")
  - To maintain exposure to the futures contract that the relevant index intends to track, it is necessary to "roll" from the front month contract (the first futures contract) before expiry, into the next nearby contract (the second futures contract) during the "roll period"
  - **Roll** – when long a commodity index, the roll involves selling the first futures contract before expiry and buying the second futures contract
  - **Roll Period** – the time window when exposure is rolled from the first futures contract into the second futures contract
    - The BCI, S&P GSCI® and DJ-UBSCI℠ standard roll period is from the 5th to 9th business day each month
- The return on a commodity index can be broken down into:
  - Price movement of the futures contract
  - Roll yield (as explained on the next page)
  - Hypothetical T-bill component (for total return indices)*

**Total return indices include a T-bill component as they are intended to measure the collateralized returns accrued from holding and rolling futures contracts*

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The techniques described above have considerations beyond the scope of this presentation; investors should consult legal, financial and tax advisors regarding their specific situation.

6

Commodity Index Roll Yield

- Roll yield is an important component of commodity index returns and will depend on the shape of the futures curve, i.e., backwardated (downward sloping) or contango (upward sloping)



Backwardation
Price
Time to expiry



Contango
Price
Time to expiry

- Assuming the price and shape of the futures curve remain constant and a long position in a futures contract is rolled:
  - In backwardation, a more expensive contract will be sold and a cheaper contract purchased, creating a positive "roll yield", which can positively impact a long position in a futures contract
  - In contango, a cheaper contract will be sold and a more expensive contract purchased, creating a negative "roll yield", which can negatively impact a long position in a futures contract

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7

Commodity Index Roll Yield

?A spot index tracks rn (changes the price in he the relevant retu futures contract) retical, and is nona -investable theo ?An excess x return tracks inde the returns and accrued commodity futures ?A comparison ofexcess spot indices return and indices nstrate impact that a positive e roll yield or negativ g can position have ?Roll yield is determined ifference in by the andexcess d spot indices for each individual commodity

Average Annual Roll Yield Contribution Index from 2001 to 2011 – YTD Spot(Excess Return Return 1= Roll

7% 0% -7% -14% -21% -28% -35%

Aluminium Copper Lead Nickel

Zinc Heating Oil Brent Crude Gasoline

WTI Crude

Gas Oil Natural Gas Wheat

KC Wheat Corn Soybeans Coffee Sugar Cocoa Cotton Lean Hogs

Live Cattle Feeder Cattle Gold

Silver

S&P GSCI

DJUBS

1Source: Bloomberg. Data are from 1/31/2001 to 6/30/2011.

*Subindices used for individual commodity calculations are subindices of the S&P GSCI® Excess Return and S&P GSCI® Spot Indices. S&P GSCI® Excess Return and S&P GSCI® Spot Indices and DJUBSCISM Excess Return Index and DJUBSCISM Spot Index are used for overall index calculation.

8

Pure Beta

“Front-end bias”

- **The front-end of the futures curve for a commodity has historically held the highest number of outstanding contracts (i.e. the first or second futures contract)**
  - A large amount of passive money tracks the benchmark indices (traditional commodity indices); potentially greater than $150bn[1]
  - Due to the transparency of index rules, the prices of certain commodities can be impacted during the roll period
- **The front-end has historically been the steepest part of the futures curve and therefore where roll yield is most significant**
  - For contango markets, investing further out on the curve may allow investors to potentially mitigate the effect of negative roll yield
- **The front-end has historically been the most volatile part of the futures curve**
  - The front-end is the part of the curve that tends to be the most exposed to fundamental supply and demand shocks

  - *Open interest is defined as the total number of futures contracts outstanding in a particular commodity*
  - *The chart depicts how a significant portion of outstanding open interest lies in the front of the curve, resulting from investments in the S&P GSCI®, DJ-UBSCI℠ and other front month indices.*
  - *The average percentage of total outstanding open interest in the front end for all commodities in the S&P GSCI® and DJ-UBSCI℠ is ~16%.*


Snapshot of % of Total Outstanding Open Interest in Front
30%
25%
20%
15%
10%
5%
0%
WTI Crude
Brent Crude
Natural Gas
Heating Oil
Wheat
Copper
Gasoline
Corn
Aluminium
Soybean
Gasoil
Gold
Live Cattle
Sugar
Lean Hogs
Nickel
Coffee
Cotton
Zinc
Silver
Kansas Wheat
Lead
Feeder Cattle

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[1] Source: Barclays Capital, as of April 26, 2011 in OTC Products and Securities

** Source: Bloomberg. Data are as of May 31, 2011. Subindices used for individual commodity calculations are subindices of the S&P GSCI ® Excess Return and DJ-UBSCI℠ Excess Return. This chart is for illustrative purposes only. Past performance is not indicative of future performance. The chart assumes $185bn in index AUM in OTC Products and Securities.*

10

Commodity Markets are More than the

?Commercial hedgers and investors ts throughout have exposure the at futures ?To get a more holistic the price measure of re a commodity, of Betaconsiders multiple Pu , not nearby contract ?By combining information price and open on the contracts interest ofa the futures better measure’sof economic a commodity value

Existing Liquidity Pockets Participants have exposure at ve

WTI Crude Oil per(USD bbl)

102 101 100 99 98 97 96 95 94

0 1 2 3 4 5 6 7 8 9 10 11 12 13 14

Tenor (Months)

Source: Bloomberg and Barclays Capital as of 30 June 2011

“Nearby “ Open Interest

8	Open Interest

Pure Beta

Pure Beta - Overview of the Methodology

- Pure Beta uses a quantitative approach to generate commodity returns that attempt to be more representative of the commodity market by choosing a liquid tenor index along the curve that has specific characteristics (described on the following pages)
- Pure Beta uses a multi-step allocation process that is intended to implement an optimal allocation for each commodity, that attempts to mitigate curve dislocation

Definitions	Investment Process
For each commodity:	
Front Year Average Price[1]: Average of settlement prices of the contracts in the upcoming 12 months weighted by their open interest	**Step 1** Calculate the tracking error of each Tenor Index
Tenor Index[2]: Nearby contract or deferred contracts up to 11 months out	**Step 2** Calculate tenor liquidity percentages
Liquidity screening: Any tenor index with outstanding open interest less than 7% of total open interest of the front year are excluded from the allocation	**Step 3** Calculate tenor dislocation probabilities
	Step 4 Determine Pure Beta allocation

[1] The "Front Year Average Price" for a commodity is constructed to measure the theoretical average price of the "front year" of futures contracts for that commodity, weighted by open interest for such futures contracts.

[2] A "Tenor Index" for a commodity tracks the performance of holding and rolling a series of futures contracts for that commodity.

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13

Methodology (1 of 3)

Step 1: Calculate the Front Year Step Average 2: Calculate Price (FYAP) thefor Commodity Tenor Index to the The Front Year Price Average(FYAP) is Pure an open Beta determines enor Indices the interest-weighted average price bestproxies of contracts ear for average the with front expiries in the next 12 months measuring the rror tracking of eache The FYAP is designed be a moreto reflective front year average price measure ofnomic the true value eco of aTracking given error is the commodity front thanthe month pricemonths of differences the front year priceaverage and a

Open% of Total

Price

Interest Open Interest

Contract 1 348,022 37.7% 77.28

Contract 2 102,819 11.1% 78.66

Contract 3 90,525 9.8% 79.84

Contract 4 28,414 3.1% 80.74

Contract 5 24,735 2.7% 81.52

Contract 6 107,030 11.6% 82.24

Contract 7 27,728 3.0% 82.85

Contract 8 13,753 1.5% 83.36

Contract 9 26,196 2.8% 83.86

Contract 10 15,506 1.7% 84.37

Contract 11 15,823 1.7% 84.91

Contract 12 123,804 13.4% 85.46

Front Year Average 80.27

Tracking Error to FYAP

Tracking Error to FYAP

7% 6%

5% 4% 3% 2%

1% 0%

1	2 3 4 5 6 7 8 9 10 11 12

Tenor Index

The table and chart above are hypothetical and for illustrative purposes only. They should not be viewed as an indication or prediction of future results.

Methodology (2 of 3)

Step 3: Filter Out

Tenor Indices with a of less e than removed 7% ar to a less liquid contract Percentage open interest open interestf the Tenor ‘s contract Index the commodity ‘s front year n interest total particular day

Tenor Step 4: Indices Filter Out

Pure an allocation Beta identifies Indices tothat experiencing unusual for Pure a Tenor Beta assumes Index “normal is “ that the divided the volatility by of a Tenor ope maturity on any Pure Beta seeks to avoid this downward-sloping

Tenor Index Open Interest% of Total OI Eligible?

1	92,462 16.8% ?
2	62,238 11.3% ?
3	41,772 7.6% ?
4	63,324 11.5% ?
5	23,670 4.3% ?
6	58,819 10.7% ?
7	63,250 11.5% ?
8	53,107 9.7% ?

9 41,954 7.6% ?

10	17,790 3.2% ?
11	17,200 3.1% ?
12	14,368 2.6% ?

Curve

Volatility

50% 45% 40% 35% 30% 25%

Dislocation

Downward volatility

1	2 3 4 5 6 7 8 9 10 11 12

Tenor Index

The table and chart above are hypothetical and for illustrative purposes only. They should not be viewed as an indication or prediction of future results.

Methodology (3 of 3)

Tracking Error to

Tracking Error to FYAP

7% 6% 5% 4% 3% 2% 1% 0%

1	2 3 4 5 6 7 8 9 10 11 12

Tenor Index

Filter Filter

Pure Beta allocates to a contract along the futures curve that has the lowest tracking error to the Front Year Average Price, subject to liquidity and curve dislocation constraints

The table and chart above are hypothetical and for illustrative purposes only. They should not be viewed as an indication or prediction of future results.

Pure Beta

Application † of Pure Beta to WTI

?Hypothetical-historical ical allocations andnce histor of and Pure performa Beta

Pure Beta

Number of months deferred

11 10 9 8 7 6 5 4 3 2 1 0

Dec-01 Dec-02 Dec-03 Dec-04 Dec-05 Dec-06 Dec-07 Dec-08 Dec-09 Dec-10

*0 Month deferred refers to the nearby Tenor Index

Historical †

1,000.00 900.00 800.00 700.00 600.00 500.00 400.00 300.00 200.00 100.00 0.00

Barclays Capital Series-2 WTI Crude Pure Beta Index (ER) BCI WTI Crude Oil (ER)

Dec-01 Jun-02 Dec-02 Jun-03 Dec-03 Jun-04 Dec-04 Jun-05 Dec-05 Jun-06 Dec-06 Jun-07 Dec-07 Jun-08 Dec-08 Jun-09 Dec-09 Jun-10 Dec-10 Jun-11

* Pure Beta as applied to WTI crude oil was launched in October 2009. All information included above, prior to October 2009, is hypothetical historical.

† Pure Beta as applied to the BCI was launched in March 2011. All information included above, prior to March 2011, is hypothetical historical.

You should not rely on historical or hypothetical historical information. Such historical and hypothetical historical information is not indicative of future performance. All performance statistics are calculated using month end data.

Pure Beta Methodology Applied to Benchmark Indices

- The Pure Beta methodology can be applied to any:
  - Benchmark commodity index (e.g. Barclays Capital Commodity Index (ER) or DJ-UBSCI℠ or S&P GSCI®)
  - Benchmark sector index (e.g. Barclays Capital Commodity Index Energy (ER), or the Dow Jones-UBSCI℠ Agriculture Subindex or S&P GSCI® Industrial Metals Index (ER)), or
  - Single commodity index (e.g. Barclays Capital WTI Crude Index)
- Each index, utilizing the Pure Beta Methodology, is calculated according to the relevant underlying index methodology except that:
  - The contract allocation is determined in accordance with the Pure Beta methodology
  - The new allocations are implemented during the standard roll period (5th to 9th business days),
  - Each index targets the same weights as the underlying index, seeking to reduce potential tracking error to the underlying index, especially during the annual January rebalance

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S&P GSCI® is a trademark of The McGraw-Hill Companies, Inc.
DJ-UBSCI℠ is a joint product of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC and UBS Securities LLC

19

Pure Beta applied to Barclays †

?Pure Beta applied to

` (ER): Bloomberg cker BCC1C1PP ti

` (TR): Bloomberg cker BCC1C1PT ti ?Pure Beta applied to

` Higher annual than returns the

` Lower volatility

Risk & Return

BCI

Pure Beta

BCI

Return (p.a.) 9.8%

15.7%

Vol (ann.)

18.9%

18.0%

Tracking 1error

(bps)

2.8%

1Tracking error is calculated as the standard deviation of the difference in monthly returns times the square root of 12 (to annualize)

Pure Beta †

600 500 400 300 200 100 0

Barclays Capital Pure Beta BCI (ER) BCI (ER)

Dec-01 Jun-02 Dec-02 Jun-03 Dec-03 Jun-04 Dec-04 Jun-05 Dec-05 Jun-06 Dec-06 Jun-07 Dec-07 Jun-08 Dec-08 Jun-09 Dec-09 Jun-10

Performance vs. †

14% 12% 10% 8% 6% 4% 2% 0%

2002 2003 2004 2005 2006 2007 2008 2009 2010 YTD

Source: Bloomberg and Barclays Capital as of 30 June 2011

†BCI and Pure Beta as applied to BCI were launched in March 2011. All information included above, prior to March 2011, is hypothetical historical.

You should not rely on historical or hypothetical historical information. Such historical and hypothetical historical information is not indicative of future performance. All performance statistics are calculated using month end data.

Appendices

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Appendix 1: Pure Beta applied to BCI vs. BCI†

Pure Beta on BCI (Historical and Hypothetical-historical Monthly Returns)													
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Year
2003	7.6%	3.1%	-6.8%	-0.7%	6.0%	-1.4%	1.3%	4.2%	0.3%	6.6%	1.0%	7.1%	31.38%
2004	2.7%	8.1%	2.6%	-0.9%	2.8%	-2.6%	2.6%	0.8%	6.5%	3.2%	-0.5%	-3.6%	23.09%
2005	1.7%	7.8%	4.7%	-4.5%	0.4%	3.6%	4.5%	4.8%	2.5%	-4.9%	0.9%	5.3%	29.38%
2006	5.6%	-5.0%	4.1%	9.7%	1.2%	-1.0%	2.0%	-2.9%	-4.8%	3.2%	4.9%	-3.5%	12.92%
2007	-1.6%	4.3%	2.1%	1.5%	-1.0%	1.0%	3.6%	-3.9%	8.3%	5.6%	-2.5%	5.0%	24.13%
2008	5.0%	11.4%	-4.8%	4.0%	4.7%	9.0%	-9.2%	-7.4%	-11.5%	-23.9%	-7.8%	-3.8%	-33.61%
2009	-3.9%	-2.9%	5.7%	1.2%	14.6%	-0.8%	3.7%	0.6%	-0.1%	5.1%	5.4%	0.6%	31.64%
2010	-7.2%	4.8%	1.4%	3.5%	-8.2%	-0.4%	5.2%	-0.6%	7.7%	4.7%	0.6%	9.4%	20.88%
2011	1.2%	3.4%	3.1%	5.1%	-5.2%	-4.5%	-	-	-	-	-	-	2.74%

Comparison of Pure Beta on BCI with BCI (Historical and Hypothetical-historical Monthly Returns)													
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Year
2003	0.0%	-3.7%	3.8%	0.6%	-0.1%	0.9%	0.1%	0.5%	0.6%	0.2%	0.5%	0.2%	3.37%
2004	1.2%	0.4%	-0.4%	0.4%	2.5%	0.7%	0.4%	2.3%	-0.5%	1.4%	1.3%	1.5%	11.63%
2005	0.4%	-0.1%	0.9%	1.4%	0.6%	1.2%	-0.1%	-1.6%	1.1%	0.9%	1.3%	1.7%	8.14%
2006	1.9%	1.0%	0.6%	0.7%	0.5%	0.9%	-0.2%	1.7%	1.1%	0.4%	0.7%	1.5%	11.19%
2007	0.0%	0.4%	0.3%	0.0%	0.1%	0.4%	0.7%	0.1%	-0.4%	0.9%	0.7%	0.6%	3.70%
2008	0.9%	-0.2%	0.2%	0.6%	1.2%	0.5%	0.3%	0.3%	-0.1%	0.6%	0.3%	1.6%	6.21%
2009	0.7%	0.6%	0.4%	-0.3%	-0.6%	-0.1%	0.2%	0.0%	-0.1%	0.1%	0.5%	-0.2%	1.27%
2010	0.1%	-0.1%	0.1%	0.8%	0.3%	-0.4%	-0.3%	0.9%	-0.4%	0.1%	0.0%	-0.2%	0.85%
2011	0.6%	0.2%	0.4%	0.2%	0.3%	0.2%	-	-	-	-	-	-	0.77%

Source: Bloomberg and Barclays Capital as of 30 June 2011

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† BCI and Pure Beta as applied to BCI were launched in March 2011. All information included above, prior to March 2011, is hypothetical historical. You should not rely on historical or hypothetical historical information. Such historical and hypothetical historical information is not indicative of future performance.

22

Appendix 2: Pure Beta applied † vs. Nearby to† Single

?Historically the logy Pure has Beta d improve performance methodo versus the exNearby for every ind

Historical and Hypothetical-lied historical to Single Returns of Pure data applied to single commodities VS. nearby index

Base Metals Energy Agriculture Livestock

35%

25%

15% 5%

-5%

-15%

-25% -35%

-45%

Pure Beta Return

Nearby Return (Barclays Capital Single Commodity Indices)

Al umi Cop ni um per ( L Co ME ppe r (U

S) Lea d Ni cke Zi Brent nc C rude Gas Oi He at i ng NaturalOil Gas Unl ead WTI ed Crud e Co coa Coffee Corn Kansas Cotton Whea t Be an SOi oy S bea oy ns bea n Mea Sugar Fee Wheat der Cat t Lean le Hogs Live Ca t tl e Gold Silver

Average Annual Returns

Source: Bloomberg and Barclays Capital. 31 December 2001 to 30 June 2011

†Barclays Capital Single Commodity Indices and Pure Beta as applied to Barclays Capital Single Commodity Indices were launched in October 2009. All information included above, prior to October 2009, is hypothetical historical. You should not rely on historical or hypothetical historical information. Such historical and hypothetical

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Appendix 3: Recap of Pure Beta

Tracking Error to FYAP*

Tenor Liquidity percentages*

8%

7%

FYA 6% to

5%

Error 4% 3%

Tracking 2% 1%

0%

1	2 3 4 5 6 7 8 9 10 11 12 Tenor Index

Percentages Open Interest

18% 16% 14% 12% 10% 8% 6% 4% 2% 0%

1	2 3 4 5 6 7 8 9 10 11 12 Tenor Index

Curve Dislocation*

50%

45%

40%

Volatility 35% 30%

25%

Dislocation

Downward sloping volatility profile

Select Tenor Index 6

Tenor Index selection*

Select Tenor Index 6

1	2 3 4 5 6 7 8 9 10 11 12 Tenor Index

8%

7%

6% FYA to 5% Error 4% Tracking 3% 2%

1%

0%

Illiquid

Dislocated

Eligible

Selected

1	2 3 4 5 6 7 8 9 10 11 12 Tenor Index

*Stylised example for illustrative purposes only

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Appendix 4: Barclays Capital Commodity

?Barclays Capital x aims Commodity to represent Inde of a long the-only returns passive commodities

` Launched in 11, March it provides 20 a benchmark or returns to y in measure to a equity similar sect the S&P ® or 500 FTSE ® 100 Index

` Typically tracks rmance the of return nearby perfo ures commodity fut ?Selection Criteria:

` Daily traded dollar volume is commodities used as a parameter to

` Exchange traded,ties physical whichcommodi areUSD are denominated considered ?Weighting:

` Weights are daily linked traded to the(3 dollar yearaverage) volume

` Maximum Weight Limits

– Sector capped at 35%;

– Each single commodity capped at 20%

` Target weights in determined December each year ?Rolling:

` Roll Period—the 5th ness to 9th daybusi each month

` Futures Schedule—defines which contracts the index tracks

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Appendix 5: Commodity Benchmark

??Benchmark Indices different have exhibited risk primarily return different due profile to their

Commodity Beta †

350 300 250 200 150 100 50 0

Jun-02 Dec-02 Jun-03 Dec-03 Jun-04 Dec-04 Jun-05 Dec-05 Jun-06 Dec-06 Jun-07 Dec-07 Jun-08 Dec-08 Jun-09 Dec-09 Jun-10 Dec-10 Jun-11

BCI S&P GSCI ® DJ-UBSCISM

Risk & Return – June(Dec †

BCI † S&P GSCI ® DJ – SM Return (p.a 9.) 8% 4.3% 6.2% Volatility18(ann.9% .) 25.2% 17.8%

Source: Bloomberg and Barclays Capital as of 30 June 2011

Source: Bloomberg as of 30 June 2011

S&P GSCI ® is a trademark aw-of Hill The Companies, McGr Inc.

DJ-UBSCI SMis a joint product Indexes, of Dow a licensed Jones f CMEGroup trademark Index LC and o UBS LLC.

†The BCI was launched 011. in AllMarch information bove, 2 prior included topothetical March 2011, not rely on historical tical historical Such hypothe historical information historical and. hypothetical future performance e statistics. All e calculated performanc sing ar month u end data.

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Appendix 6: Index Composition † of

?BCI sector weight ensure limits relatively aim ition to stable over time compos

?Historically, sector weight ilar distribution toSM DJ than -UBSCI S&P of ® the GSCIBCI is

Barclays Capital †

100% 80% 60% 40% 20% 0%

2002 2003 2004 2005 2006 2007 2008 2009 2010 2011

Energy Industrial Metals Precious Metals Agriculture / Others

S&P GSCI GSCI ®

100% 80% 60% 40% 20% 0%

2002 2003 2004 2005 2006 2007 2008 2009 2010 2011

Energy Industrial Metals Precious Metals Agriculture / Others

DJ- SM

UBSCI

100% 80% 60% 40% 20% 0%

2002 2003 2004 2005 2006 2007 2008 2009 2010 2011

Energy Industrial Metals Precious Metals Agriculture / Others Source: Bloomberg as of 28

S&P GSCI ® is a trademark aw-of Hill The Companies, McGr Inc.

DJ-UBSCI SMis a joint product Indexes, of Dow a licensed Jones f CMEGroup trademark Index LC and o Services UBS L LLC

BCI was launchedll in information March 2011 prior.included A to March is above, hypothetical 2011, historical t rely. on historical torical hypothetical information orical his. and Such hypothetical cal hist information histori e of is future not performanceAll performance statistics are calculated using month end data

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Appendix 7: Commodity Benchmark o BCI

??Benchmark Indices different have exhibited risk primarily return different due profile to their

Risk & Return – June(Dec †

Commodity Beta †

Pure Beta BCI BCI

S&P GSCI ® DJ-UBSCI SM

600 500 400 300 200 100 0

Dec-01 Jun-02 Dec-02 Jun-03 Dec-03 Jun-04 Dec-04 Jun-05 Dec-05 Jun-06 Dec-06 Jun-07 Dec-07 Jun-08 Dec-08 Jun-09 Dec-09 Jun-10 Dec-10 Jun-11

† BCI S&P GSCI ® –UBSCI SM

Return (p 15.a . . 7% ) 9.8% 4.3% 6.2% Volatility 18(ann.0% . 18) .9% 25.2% 17.

Source: Bloomberg and

Sector

† BCI S&P GSCI ® –UBSCI SM

Energy 37.2% 37.2% 69.3% 34. Base Metals 16.3% 16.3% 8.0% 17.

Precious Metals 22.0% 22.0% 3.3% 15. Agriculture & 24.6% 24.5% 19.4% 33.

Livestock

Source: Bloomberg and Barclays Capital as of 3o June 2011

Source: Bloomberg as of 30 June 2011

S&P GSCI ® is a trademark aw-of Hill The Companies, McGr Inc.

DJ-UBSCI SMis a joint product Indexes, of Dow a licensed Jones f CMEGroup trademark Index LC and o UBS LLC.

†BCI and Pure Beta CI as were applied launched to. All B in information March 2011 included hypothetical l. historica You should not hypothetical rely on historical ion. Suchhistorical informat etical historical information ndicative re performance of is futu not Alli performance. calculated statistics ng month usi . are end

BARCLAYS CAPITAL

Certain Risk

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Certain Risk Considerations

PURE BETA: Although the Pure Beta methodology seeks to mitigate distortions in the commodities markets associated with investment flows and supply distortions there can be no guarantee that the Pure Beta methodology will succeed in these objectives. If the Pure Beta methodology proves to be ineffective or backfires, then an investment in a product utilizing Pure Beta methodology may underperform a corresponding investment in instruments linked to the S&P GSCI®, DJ-UBSCI , the Barclays Capital Commodity Index (BCI) or other commodity indices, possibly by a substantial margin.

MARKET RISK: The return on structured investments linked to products or indices utilizing the Pure Beta methodology ("Structured Investments") is dependant on movements in the level, value and price of such index or product (each a "Pure Beta Product"). Thus, changes in the level of any Pure Beta Product will determine the amount payable on the Structured Investment. If a Pure Beta Product declines or remains unchanged, the return on the Structured Investment may be affected.

The investor should be willing to hold the Structured Investment until maturity. If the investor sells the Structured Investment before maturity, the investor may have to do so at a substantial discount from the issue price, and as a result, the investor may suffer substantial losses. The price, if any, at which the investor will be able to sell the Structured Investment prior to maturity may be substantially less than the amount originally invested in the Structured Investment, depending upon, the level of the Pure Beta Product at the time of the sale.

CREDIT OF ISSUER: The types of Structured Investments detailed herein are senior unsecured obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Structured Investments, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Structured Investments and, in the event Barclays Bank PLC was to default on its obligations, the investor may not receive the amounts owed under the terms of the Structured Investments.

PAST PERFORMANCE: Hypothetical historical and historical results are not indicative of future performance of any Pure Beta Product or any related investment. Neither Barclays Bank PLC nor Barclays Capital Inc. makes any representation, assurances or guarantees that an investment in a Structured Investment will achieve returns consistent with historical or hypothetical historical results.

LIQUIDITY: There may be little or no secondary market for the Structured Investments. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to engage in limited purchase and resale transactions. If they do, however, they are not required to do so and may stop at any time, and there may not be a trading market in this product. If the investor sells the Structured Investments prior to maturity, the investor may have to sell them at a substantial loss. The investor should be willing to hold the Structured Investments to maturity.

PRICE VOLATILITY: Movements in the level of any Pure Beta Product or such Product's respective components are unpredictable and volatile, and are influenced by complex and interrelated political, economic, financial, regulatory, geographic, judicial and other factors. As a result, it is impossible to predict whether the level of the Pure Beta Product will rise or fall during the term of the Structured Investments. Changes in the level will determine the payment at maturity on the Structured Investments. We cannot guarantee that these changes will be beneficial to the investor, and therefore the return at maturity may be adversely affected. Any payment on the Structured Investments is subject to the creditworthiness of the Issuer.

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFECT THE VALUE OF THE STRUCTURED INVESTMENTS PRIOR TO MATURITY: While the payment at maturity is based on the full notional amount of the Structured Investments, the original issue price of the Structured Investments includes the agent's commission and the cost of hedging the issuer's obligations under the Structured Investments through one or more of the issuer's affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Structured Investments from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Structured Investments are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Structured Investments to maturity.

POTENTIAL CONFLICTS: Barclays Bank PLC and its affiliates play a variety of roles in connection with the issuance of the Structured Investments, including hedging its obligations under the Structured Investments. In performing these duties, the economic interests of Barclays Bank PLC and its affiliates are potentially adverse to your interests as an investor in the Structured Investments.

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Certain Risk Considerations

SALES THROUGH BARCLAYS WEALTH: Barclays Wealth, the wealth management division of Barclays Capital Inc., may arrange for the sale of the Structured Investments to certain clients. The role of Barclays Wealth as a provider of certain services to such customers and as agent for Barclays Bank PLC, as the case may be, in connection with the distribution of the Structured Investments to investors may create a potential conflict of interest, which may be adverse to such clients. Barclays Wealth is acting solely as agent for Barclays Bank PLC, as the case may be. If you are considering whether to invest in the Structured Investments through Barclays Wealth, we strongly urge you to seek independent financial and investment advice to assess the merits of such investment.

MANY ECONOMIC AND MARKET FACOTRS WILL IMPACT THE VALUE OF THE STRUCTURED INVESTMENTS: In addition to the level of a Pure Beta Product on any day, the value of the Structured Investments will be affected by a number of economic and market factors that may either offset or magnify each other, including:

- the expected volatility of the Pure Beta Product or its underlying components;
- the time to maturity of the Structured Investments;
- interest and yield rates in the market generally;
- a variety of economic, financial, political, regulatory or judicial events; and
- the creditworthiness of the issuer, including actual or anticipated downgrades in the credit ratings of Barclays Bank PLC.

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Disclaimers

BARCLAYS CAPITAL

DJ-UBSCI^{SM} Disclaimer

The Dow Jones-UBS Commodity Indexes^{SM} are a joint product of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC ("CME Indexes"), and UBS Securities LLC ("UBS Securities"), and have been licensed for use. "Dow Jones®", "DJ", "Dow Jones Indexes", "UBS", "Dow Jones-UBS Commodity Index^{SM}", and **DJ-UBSCI^{SM}** are service marks of Dow Jones Trademark Holdings, LLC ("Dow Jones") and UBS AG ("UBS AG"), as the case may be, have been licensed for use for certain purposes by Barclays Bank PLC (the "Licensee").

The products shown herein, (the "Products") are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities CME Indexes or any of their subsidiaries or affiliates. None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the Products or any member of the public regarding the advisability of investing in securities or commodities generally or in the Products particularly. The only relationship of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates to the Licensee is the licensing of certain trademarks, trade names and service marks and of the DJ-UBSCI^{SM}, which is determined, composed and calculated by CME Indexes in conjunction with UBS Securities without regard to the Licensee or the Products. Dow Jones, UBS Securities and CME Indexes have no obligation to take the needs of the Licensee or the owners of the Products into consideration in determining, composing or calculating DJ-UBSCI^{SM}. None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Products to be issued or in the determination or calculation of the equation by which the Products are to be converted into cash. None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to Products customers, in connection with the administration, marketing or trading of the Products. Notwithstanding the foregoing, UBS AG, UBS Securities, CME Group Inc. and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the Products currently being issued by Licensee, but which may be similar to and competitive with the Products. In addition, UBS AG, UBS Securities, CME Group Inc. and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones-UBS Commodity Index^{SM} and Dow Jones-UBS Commodity Index Total Return^{SM}), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Dow Jones-UBS Commodity Index^{SM} and Products.

This information materials relates only to Products and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones-UBS Commodity Index^{SM} components. Purchasers of the Products should not conclude that the inclusion of a futures contract in the Dow Jones-UBS Commodity Index^{SM} is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates. The information in the information materials regarding the Dow Jones-UBS Commodity Index^{SM} components has been derived solely from publicly available documents. None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones-UBS Commodity Index^{SM} components in connection with Products. None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones-UBS Commodity Index^{SM} components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-UBS COMMODITY INDEX^{SM} OR ANY DATA RELATED THERETO AND NONE OF DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. NONE OF DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE Products OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-UBS COMMODITY INDEX^{SM} OR ANY DATA RELATED THERETO. NONE OF DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-UBS COMMODITY INDEX^{SM} OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG UBS SECURITIES, CME INDEXES AND THE LICENSEE, OTHER THAN UBS AG AND THE LICENSORS OF CME INDEXES.

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S&P GSCI ® Disclaimer

The S&P GSCI Index (the “Index”) is not sponsored, endorsed, sold or promoted by Standard & Poor’s Financial Services LLC (“S&P”) or its third party licensors. Neither S&P nor its third party licensors makes any representation or warranty, express or implied, to the owners of the Index or any member of the public regarding the advisability of investing in securities generally or in the Index particularly or the ability of the Index to track general commodity market performance. S&P’s and its third party licensor’s only relationship Barclays Capital is the licensing of certain trademarks and trade names of S&P and the third party licensors and of the Index which is determined, composed and calculated by S&P or its third party licensors without regard to Barclays Capital or the Index. S&P and its third party licensors have no obligation to take the needs of Barclays Capital or the owners of the Index into consideration in determining, composing or calculating the Index. Neither S&P nor its third party licensors is responsible for and has not participated in the determination of the prices and amount of the Index or the timing of the issuance or sale of the Index or in the determination or calculation of the equation by which the Index is to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Index.

NEITHER S&P, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN

COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

The S&P Marks are trademarks of Standard & Poor’s Financial Services LLC, and have been licensed for use by Barclays Capital. The GSCI is not owned, endorsed, or approved by or associated with Goldman Sachs & Co. or its affiliated companies.

BARCLAYS CAPITAL

Disclaimer

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offerings of the securities identified above. Before you invest, you should read the prospectus dated August 31, 2010, the relevant prospectus supplement relating to the securities, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and the offerings identified above. Buyers should rely upon the prospectus, the relevant prospectus supplement, and any relevant free writing prospectus or pricing supplement for complete details (including the risk factors relating to the offering). You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Capital Inc., Barclays Wealth or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, any final pricing supplement and any free writing prospectus, if you request it by calling your Barclays Capital Inc. or Barclays Wealth sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue - Attn: US InvSol Support, New York, NY 10019.

The following disclaimer shall be applicable to the use of this presentation other than in connection with an SEC-registered offering of any securities:

This presentation has been prepared by Barclays Capital, the investment banking division of Barclays Bank PLC ("Barclays"), for informational purposes only and without regard to the particular needs of any specific recipient. All information is indicative only and may be amended, superseded or replaced by subsequent summaries and should not be considered as any advice whatsoever, including without limitation, legal, business, tax or other advice by Barclays. The final terms and conditions of any transaction will be set out in full in the binding transaction document(s).

This presentation shall not constitute an underwriting commitment, an offer of financing, an offer to sell, or the solicitation of an offer to buy any securities, financial products or investments (collectively, the "Products"), which shall be subject to Barclays' internal approvals. Any offer of sale of any Product may only be made pursuant to final offering documentation and binding transaction documents and is subject to the detailed provisions, including risk considerations, contained therein. No transaction or service related thereto is contemplated without Barclays' subsequent formal agreement. Barclays is acting solely as principal and not as advisor or fiduciary and is not providing any investment advice or recommendations of any kind. Accordingly, you must independently determine, with your own advisors, the appropriateness for you of any Product. Neither Barclays nor any affiliate assumes any fiduciary responsibility or accepts any related liability for any consequences, including consequential losses, arising from the use of this document or reliance on the information contained herein. Barclays does not guarantee the accuracy or completeness of, and provides no assurances with respect to, information which is contained in this document and which is stated to have been obtained from or is based upon trade and statistical services or other third party sources.

Products of the type described in this presentation may involve a high degree of risk and the value of such Products may be highly volatile. Such risks include, without limitation, risk of adverse or unanticipated market developments, risk of counterparty or issuer default, risk of adverse events involving any underlying reference obligation or entity and risk of illiquidity. Prior to transacting, you should ensure that you fully understand (either on your own or through the use of independent expert advisors) the terms of the transaction and any legal, tax and accounting considerations applicable to you. Barclays and its affiliates do not provide tax advice and nothing contained in the materials available on this page should be construed to be tax advice. Please be advised that any discussion of US tax matters contained in such materials (i) is not intended or written to be used and cannot be used by you for the purpose of avoiding US tax-related penalties and (ii) is written to support the promotion or marketing of the transactions, the Products, or other matters addressed herein. Accordingly you should seek advice based on your particular circumstances from an independent tax advisor.

The indices referenced in this document that are not in any way affiliated with the Barclays Group and the owners of those indices and their affiliates take no responsibility for any of the content within this document. This document is not sponsored, endorsed, or promoted by any of these entities or their affiliates and none of these entities make any representation or warranty, express or implied, to any member of the public regarding the accuracy of the information cited in this document.

THESE MATERIALS DO NOT DISCLOSE ALL THE RISKS AND OTHER SIGNIFICANT ISSUES RELATED TO THE PRODUCTS. PRIOR TO TRANSACTING, POTENTIAL INVESTORS SHOULD ENSURE THAT THEY FULLY UNDERSTAND THE TERMS OF THE PRODUCT AND ANY APPLICABLE RISKS.

© 2011, Barclays Bank PLC. All rights reserved.

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